Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RECORD PRE-TAX EARNINGS FOR THE YEAR ENDED 2018

Midlothian, Virginia, January 30, 2019. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the fourth quarter of 2018. Net income for the fourth quarter of 2018 was $856,000, or $0.60 per fully diluted share. For the year ended December 31, 2018, net income was $3,037,000; and net income available to common shareholders, which deducts from net income the dividends on preferred stock, was $2,924,000, or $2.04 per fully diluted share.

Financial Highlights

Highlights for the fourth quarter of 2018 are as follows:

•	Consolidated return on average tangible common equity (“ROTCE”)(1) was 9.29% for Q4 2018 compared to 12.56% for Q3 2018. Consolidated return on average assets (“ROAA”) was 0.66% for the quarter compared to 0.87% for Q3 2018.
•	The Commercial Banking Segment generated a ROTCE(1) of 9.35% for Q4 2018 compared to 10.71% for Q3 2018.
•	Consolidated pre-tax earnings declined $364,000 or 26% from Q3 2018 and increased $833,000 or 395% from Q4 2017.
•	Commercial Banking Segment pre-tax earnings declined $145,000 or 12% from Q3 2018 and increased $814,000 or 345% from Q4 2017.
•	The Mortgage Banking Segment generated a pretax loss of $6,000 for Q4 2018 compared to pretax earnings of $213,000 for Q3 2018 and a pretax loss of $25,000 for Q4 2017.
•	Several nonrecurring items described in the Operating Results section below negatively impacted earnings for the Company and the Commercial Banking Segment during Q4 2018. These items totaled $218,000 for Q4 2018. For comparison purposes, the table below includes the impact of nonrecurring items for the prior four quarters.

(1)Non-GAAP financial measure. See GAAP to Non-GAAP financial measure reconciliation at the end of this release.

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Pretax earnings by segment
Commercial banking	$1,050	$1,195	$700	$701	$236
Mortgage banking	(6)	213	94	(217)	(25)
Income before income tax expense (benefit)	1,044	1,408	794	484	211
Income tax expense	188	280	153	72	4,233
Net income (loss)	$856	$1,128	$641	$412	$(4,022)

Core Operating Results by Segment(1)
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Commercial banking GAAP pre-tax earnings	$1,050	$1,195	$700	$701	$236
Non-recurring (income) expense items
OREO expenses	5	21	(5)	(69)	(142)
Branch write-down	56	-	-	-	231
Loss on sale of securities	89	-	-	-	72
Other non-recurring (income) expense(2)	119	35	8	-	-
Commercial banking operating income	1,319	1,251	703	632	397
Mortgage banking operating income (expense)	(6)	213	94	(217)	(25)
Operating income before income tax expense (benefit)	1,313	1,464	797	415	372
Income tax expense (3)	244	292	154	58	4,267
Operating net income (loss)	$1,069	$1,172	$643	$357	$(3,895)

(1) Non-GAAP financial measure.

(2) Other non-recurring (income) expense is composed of the write-off of premiums associated with United States Department of Agriculture ("USDA") loans, $8,000 during Q2 2018, $35,000 during Q3 2018, and $96,000 during Q4 2018, and additional audit and tax fees of $23,000 during Q4 2018 associated with the transition of our auditors during 2018.

(3) Income tax expense was adjusted for the non-core items at the corporate tax rate of 21%.

The Commercial Banking Segment posted GAAP pretax earnings of $1,050,000 for Q4 2018 compared to $1,195,000 for Q3 2018 and $236,000 for Q4 2017. The change from Q3 2018 resulted from a number of factors as follows:

•	Loan and deposit growth was flat from Q3 2018, and the net interest margin expanded by one basis point to 3.73%. As a result, net interest income increased 1.24% from Q3 2018. Net interest income grew 15.97% from Q4 2017 because of volume growth and margin expansion.
•	Gross loans held for investment decreased by 0.30%, from Q3 2018, and increased by 12.37%, from Q4 2017. The decrease in gross loans during Q4 2018 was because of the $1.2 million run off in the student loan portfolio during the quarter and a reduction of $2.0 million in the acquired portfolio of loans guaranteed by the USDA because of early prepayments and defaults. Core loans (excludes purchased student and USDA loans) increased by 0.39%, from Q3 2018, and by 16.00% from Q4 2017.

•	Total deposits increased by 0.48% from Q3 2018 and by 6.64%, from Q4 2017. Low cost relationship deposits (total deposits less time deposits) decreased by $3.0 million, or 1.04%, from Q3 2018, and increased by $21.1 million, or 8.04%, from Q4 2017. The decrease in low cost relationship deposits during Q4 2018 resulted primarily from the movement of funds out of money market deposits and into time deposits.
•	The Commercial Banking Segment incurred noninterest expenses of $3.9 million for Q4 2018, compared to $3.8 million for Q3 2018 and $4.1 million for Q4 2017.
•	Our new Williamsburg, Virginia region remains a contributor to loan and deposit growth and produced a profit for the quarter.

The Commercial Banking Segment posted core operating pretax income of $1,319,000 for Q4 2018 compared to $1,251,000 for Q3 2018 and $397,000 for Q4 2017. Core operating pretax income was adjusted for items that are considered non-recurring and unrelated to the Commercial Banking Segment’s normal operations. The Company believes the exclusion of these items provides a clearer view of the economic results of the segment’s operations.

Loan Portfolio Mix and Asset Quality

The following table provides the composition of our loan portfolio at the dates indicated (in thousands):

Loans Outstanding
Loan Type	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
C&I + Owner occupied commercial real estate	$134,792	$137,774	$139,633	$131,322	$121,510
Nonowner occupied commercial real estate	108,816	102,649	92,132	86,894	80,501
Consumer/Residential	87,641	91,714	90,643	90,358	88,228
Acquisition, development and construction	41,608	41,081	36,654	33,284	30,817
Student	39,315	40,502	42,133	43,896	45,805
Other	2,258	1,835	2,155	1,973	1,848
Total loans	$414,430	$415,555	$403,350	$387,727	$368,709

Credit metrics continue to compare favorably to our peers as follows:

Credit Metrics
	Village				Peer Group
Metric	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q3 2018(2)
Allowance for Loan and Lease Losses/Nonperforming Loans	135.03%	150.59%	166.47%	159.12%	149.56%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.54%	0.59%	0.56%	0.64%	0.90%
Nonperforming Assets/Bank Total Assets (1)	0.54%	0.51%	0.53%	0.64%	0.93%

(1) Nonperforming assets excluding performing troubled debt restructurings.

(2) Source - SNL data for VA Banks <$1 Billion in assets as of September 30, 2018.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Noninterest-bearing demand	$119,227	$120,374	$120,718	$114,088	$104,138
Interest checking	49,188	48,489	48,742	50,145	48,042
Money market	86,295	88,833	83,016	81,722	82,523
Savings	28,694	28,683	29,042	29,043	27,596
Time deposits	155,552	150,487	151,465	146,500	149,325
Total deposits	$438,956	$436,866	$432,983	$421,498	$411,624

Total deposits increased by $2.1 million, or 0.5%, from Q3 2018, and by $27.3 million, or 6.6%, from Q4 2017. Noninterest bearing demand account balances were 27.2% of total deposits as of Q4 2018 compared to 25.3% as of Q4 2017. We continue to focus on building customer relationships that provide lower cost deposits (checking, money market and savings); however, during the fourth quarter, we raised time deposits in our local markets to help fund asset growth and reduce reliance on Federal Home Loan Bank borrowings.

Time deposits increased by $5.1 million, or 3.4%, from Q3 2018, and by $6.2 million, or 4.2%, from Q4 2017. This growth in higher cost time deposits caused our cost of total deposits to increase to 0.74% for Q4 2018 compared to 0.65% for Q3 2018 and 0.62% for Q4 2017. The twelve basis point increase from Q4 2017 to Q4 2018 compares favorably to the 100 basis point increase in the Federal Funds Rate from 1.50% as of Q4 2017 to 2.50% as of Q4 2018. We continue to maintain our discipline in regards to deposit pricing, and we are working to improve our deposit mix to protect margins.

Capital

The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies.

As previously disclosed, on March 21, 2018 the Company issued $5.7 million of fixed-to-floating rate subordinated notes due March 31, 2028 in a private placement. On March 30, 2018, we used the proceeds from the subordinated notes to redeem the remaining 5,027 shares ($5,027,000 aggregate liquidation value) of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and accrued dividends.

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Common equity tier 1	11.70%	11.43%	11.28%	11.70%	11.96%
Tier 1	11.70%	11.43%	11.28%	11.70%	11.96%
Total capital	12.46%	12.22%	12.11%	12.61%	12.88%
Tier 1 leverage	9.15%	8.96%	9.00%	9.08%	9.18%

During Q4 2018, we generated earnings of $856,000 that helped to increase the consolidated tangible common equity to assets ratio from 6.99% as of Q3 2018 to 7.21% as of Q4 2018.

We anticipate that we will continue to generate a return on equity that meets or exceeds our asset growth, which will allow us to continue to rebuild capital ratios organically. In the meantime, based on our analysis, we believe that we have sufficient capital to execute our strategies and absorb adversity.

Key Operating Metrics & Outlook

We are committed to becoming a high performing bank for all of our stakeholders. At our annual shareholders meeting on May 22, 2018, we shared some operating metrics on which we focus and targets for those metrics for the end of 2019. Those metrics for the dates indicated were as follows:

Key Operating Metrics
Metrics	Y 2016	Y 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Y 2018	2019 Target
Commercial Banking Segment
Net Interest Income/Average Assets	3.03%	3.15%	3.37%	3.39%	3.36%	3.39%	3.38%	>3.50%
Provision/Average Assets	-	-	-	-	-	-	-	<0.15%
Noninterest Income/Average Assets	0.86%	0.44%	0.43%	0.48%	0.47%	0.41%	0.46%	>0.50%
Noninterest Expense/Average Assets	3.63%	3.28%	3.21%	3.30%	2.91%	2.99%	3.11%	<2.90%
Mortgage Segment

Net Income Before Tax/Average Assets	0.29%	0.01%	(0.18)%	0.08%	0.17%	(0.00)%	0.02%	>0.30%

Achieving the 2019 target metrics would produce a pretax return on average assets of 0.95% in the Commercial Banking Segment and a consolidated return on average assets of 1.25% for the year ending December 31, 2019. We would expect that to yield an after tax return on average assets of at least 1.00% and a return on average tangible common equity in excess of 12.00% for the year ending December 31, 2019. The non-recurring items discussed under operating results that negatively affected Q4 2018 earnings also negatively affected each of these key metrics for Q4 2018.

Comments from Bill Foster, President and CEO:

“The Company produced record pretax earnings during 2018 thanks to very strong growth in loans and deposits, healthy expansion of our net interest margin, solid growth in noninterest income, improved mortgage earnings and good expense management. In commercial and retail banking, we already had staffing and infrastructure in place to support substantial revenue growth and we were positioned for rising rates. We are still staffed to support substantial growth. Our plan was to hold expenses relatively stable and allow revenue growth to fall to the bottom line. In mortgage, we needed to permit the new leadership team to get established, stabilize the team and begin growing earnings again.”

“We have been working to build a high quality earnings stream and balance sheet that allows us to use leverage in the holding company to generate attractive returns on common equity. We can then continue to grow assets and revenues at a sustainable rate controlling expense growth so that we can grow our earnings per share at an attractive pace.”

“For the most part, this plan worked in 2018 and allowed us to achieve our 2019 targeted ROTCE during the third quarter of 2018. We might have repeated that feat in the fourth quarter but for the impact of the nonrecurring items noted in the Operating Results section.”

“Allow me to provide a little commentary on a few of those items:

•	Loss on sale of securities – We sold $9.1 million in securities that were yielding 1.15% and reinvested $8.1 million of the proceeds into mortgage backed securities with a duration of five years or less that are yielding us 3.56%. The remainder of the proceeds helped us repay a portion of our Federal Home Loan Bank advances. The increase in net interest income from these actions is expected to cover the $89,000 loss on sale in just under five months. This was not an action that we needed to take, but in the judgment of management and our advisors, it was a good decision for shareholders.
•	USDA loan premium write-off – We purchased these loans between 2015 and 2016 at a time when we were building our commercial banking team and organic loan origination capabilities. This is the same reason we purchased the guaranteed student loans. We were nearing the limits we had set for student loans and looked to the USDA loans because we wanted high quality, adjustable rate assets. You pay a premium to purchase these loans because of the guarantee, and we have been amortizing that premium since purchase. There is generally a prepayment penalty discouraging prepayment by the borrower, but it may not be enough to fully offset the premium. If there is a default on the loan, we collect under the guaranty and write off any remaining unamortized premium. If there is a prepayment by the borrower without a default, we are able to collect the prepayment penalty to help offset a portion of the premium write-off. We experienced an elevated level of prepayments during Q4 2018 compared to the occasional default or prepayment in prior quarters as you can see from the footnote in the Operating Results section above.
•	OREO expenses – $5,000 in OREO expenses is not significant to the fourth quarter of 2018. We included this for comparison purposes primarily because earlier periods included significant gains on the sale of OREO.”

“As we reported during earlier quarters in 2018, we did not expect to sustain the rapid growth in loans and deposits that we achieved during Q4 2017 and the first two quarters of 2018. It simply was not sustainable. This rapid growth was putting pressure on our tangible common equity ratio and our loan to deposit ratio. As the year progressed, competition drove up interest bearing deposit costs at a faster rate than loan yields moved. We chose to stay disciplined on loan and deposit pricing to protect and expand our net interest margin. We need to continue to grow low cost deposits at a faster rate than loans to reduce the cost of funds disadvantage we have to our highest performing peers.”

“During the fourth quarter, we reduced staff and overhead in our mortgage company. We do not broadcast these decisions at the time we make them out of sensitivity to the impacted individuals and the rest of the team. In late summer, the mortgage market cooled dramatically and never fully recovered. We initially thought it might be related to the normal back to school slowdown in August/September and the hurricanes that impacted our markets. However, by October, we were concerned that the home sales market might not regain its footing due to rising mortgage rates, home affordability and inventory issues and changing incentives for homeownership under the new tax laws. We determined that we would not count on a market recovery or on success in recruiting new loan officers, and we adjusted staffing levels accordingly. We are still actively recruiting quality loan officers, but we are laser focused on helping our existing team of producers be as successful as possible in this market environment. If the market recovers with a strong spring market or with the lower mortgage rates we are seeing today, or if we recruit quality producers, we can staff back up as necessary.”

“Looking ahead to 2019, we are optimistic about the economy and our competitive position. Our loan and deposit pipelines are active. We believe that we can grow loans and deposits over the course of the year and defend margins. We have been able to grow faster than the market by taking share from our larger bank competitors and expect to continue that. As a small bank with natural concentrations in our new business pipelines, portfolios, and people, we are not alarmed by an occasional modest quarter like we saw in the fourth quarter.”

“We expect mortgage banking to incur a loss during the first quarter, but achieve profitability over the final three quarters of the year and for the full year. The first quarter is typically the weakest quarter in each year and can be heavily affected in any given year by weather events.”

“We expect to begin incurring provision expense in 2019. In 2018, we were fortunate to generate substantial recoveries to offset our provision needs. Provision expense for 2019 will depend on loan growth rates, net charge-offs, asset quality trends and other factors. To meet our 2019 metrics we will need to grow pretax pre-provision earnings for a couple quarters to cover the quarterly provision expenses.”

“Our plan is to continue to drive the Commercial Banking Segment ROTCE toward 12% on its own so that our Mortgage Segment earnings simply enhance our overall shareholder returns and help us build capital to support the growth of the Company. We need to continue to control expense growth in the Commercial Banking Segment and allow operating leverage to help us turn solid revenue growth into exceptional profit growth.”

“We are working hard to achieve the key operating metrics for 2019 that we have shared in prior communications. We have our work cut out for us. Note that the nonrecurring items that negatively impacted Q4 2018 earnings also negatively impacted each of these key metrics for Q4 2018.

•	We believe that we will need to expand our net interest margin to reach the 3.50% net interest income to average assets metric in the Commercial Banking Segment. We are intensely focused on growing noninterest bearing deposits and maintaining loan pricing discipline in an effort to achieve this.
•	Provision expense will be driven by loan growth and mix, net charge-off experience, asset quality trends and other factors. The 0.15% provision to average assets target assumed a net charge-off ratio that exceeds our recent experience and may present an opportunity if asset quality holds steady.
•	We have a gap to close on noninterest income to average assets. We are investing in additional treasury management capabilities and targeting more sophisticated business clients to help grow noninterest income. This helps with our noninterest bearing deposit growth efforts as well. We also believe that we are closer to being able to selectively sell SBA guaranty strips of loans to help free up capacity to continue growing loans and to generate some noninterest income. We continue to generate solid SBA loan volumes. During 2018, we learned how to better structure loans to achieve more optimal pricing in a sale. The premiums for selling these loans are tighter than they were a year ago, so we will need to pick our spots.
•	We believe that we can beat our noninterest expense to average assets target with continued asset growth and disciplined expense management.
•	Without a substantial recovery in the mortgage market or significant recruiting success, we will not achieve mortgage pretax earnings that reach 30 basis points of average assets. We may get close during the seasonally strong second and third quarters, but do not expect to achieve that metric for the full year.”

“Bottom line, we have plenty of work to do to achieve our targeted metrics in 2019, but we are committed to continuing to drive toward those metrics and to delivering exceptional long term shareholder returns. In our view, that means we need to stay focused on:

•	Building a high quality franchise – our brand, our team, our clients, our products and services, our partners
•	Generating a high return on equity
•	Generating attractive, sustainable earnings per share growth
•	Prudently and competently managing the risks we take while doing all of this”

“During 2018, we made substantial progress in all of these areas.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

The accounting and reporting polices of the Company conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. These measures include return on average tangible common equity for the consolidated entity and the commercial banking segment. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights

(Dollars in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	*	(Unaudited)	(Unaudited)	(Unaudited)	*
Balance Sheet Data
Total assets	$514,866	$512,319	$506,352	$488,819	$476,974
Investment securities	44,253	45,985	47,137	48,302	49,711
Loans held for sale	6,128	4,496	9,106	5,372	8,047
Loans, net	412,092	413,188	400,928	385,036	366,169
Deposits	438,957	436,866	432,983	421,498	411,624
Borrowings	35,327	36,819	35,479	29,931	22,648
Shareholders' equity	37,133	35,819	34,794	34,230	39,334
Book value per share	$25.87	$24.98	$24.26	$23.87	$23.98
Total shares outstanding	1,435,283	1,434,123	1,433,947	1,434,136	1,430,751

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.73%	0.75%	0.79%	0.86%	0.88%
Nonaccrual loans	135.06%	150.60%	166.48%	159.11%	139.61%
Nonperforming assets to total assets	0.54%	0.51%	0.53%	0.64%	0.86%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$5,659	$5,480	$5,152	$4,777	$4,594
Interest expense	1,171	1,047	924	766	724
Net interest income before provision for loan losses	4,488	4,433	4,228	4,011	3,870
Provision for loan losses	-	-	-	-	-
Noninterest income	1,396	1,795	1,667	1,333	1,518
Noninterest expense	4,840	4,820	5,101	4,860	5,177
Income before income tax expense	1,044	1,408	794	484	211
Income tax expense (2)	188	280	153	72	4,233
Net income (loss) (2)	856	1,128	641	412	(4,022)
Net income (loss) available to common shareholders (2)	856	1,128	641	299	(4,135)
Earnings (loss) per share
Basic	$0.60	$0.79	$0.45	$0.21	$(2.92)
Diluted	$0.60	$0.79	$0.45	$0.21	$(2.92)

Performance Ratios
Return on average assets	0.66%	0.87%	0.52%	0.35%	(3.42)%
Return on average equity	9.29%	12.56%	7.44%	4.24%	(36.35)%
Return on average tangible equity(1)	9.29%	12.56%	7.44%	3.52%	(42.21)%
Net interest margin	3.73%	3.72%	3.76%	3.74%	3.66%

* Derived from audited consolidated financial statements

(1) Non-GAAP financial measure. See GAAP to Non-GAAP financial measure reconciliation at the end of this release.

(2) Net income and net income available to common shareholders for the three months ended December 31, 2017 were negatively impacted by the write-down of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ROTCE
Average shareholder's equity	$36,545	$35,642	$34,578	$39,369	$43,895
Less: average preferred stock (1)	-	-	-	4,916	5,027
Average tangible common equity	$36,545	$35,642	$34,578	$34,453	$38,868
Net income (loss) available to common shareholders (2)
Consolidated	$856	$1,128	$641	$299	$(4,135)
Commerical Banking Segment	$861	$962	$567	$470	$(4,119)
Return on Tangible Common Equity
Consolidated	9.29%	12.56%	7.44%	3.52%	(42.21)%
Commerical Banking Segment	9.35%	10.71%	6.58%	5.53%	(42.04)%

(1) On March 30, 2018, the Company redeemed the remaining 5,027 shares ($5,027,000 aggregate liquidation value) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(2) Net income and net income available to common shareholders for the three months ended December 31, 2017 were negatively impacted by the write-down of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.